Exhibit 99.1

4Front Ventures Reports Second Quarter 2024 Results

Q2 2024 Revenue of $ 18.7 Million, Excluding Discontinued Operations
Q2 Adjusted EBITDA1 of $2.6 Million
Wholesale Revenue Growth in Massachusetts and Illinois: 31% and 10% Quarter over Quarter
 Norridge, Illinois Retail Store Now Open
Matteson, Illinois Facility Now Fully Operational

PHOENIX, Aug. 14, 2024 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" or the "Company"), a vertically integrated multi-state cannabis operator and retailer, today announced its results for the quarter ended June 30, 2024. All financial information is presented in U.S. dollars unless otherwise indicated.

Q2 2024 Financial Highlights

•	GAAP revenue from continuing operations of $18.7 million
•	Adjusted EBITDA[1] of $2.6 million
[1]Adjusted EBITDA is a non-GAAP measure. See "Note Regarding Non-GAAP Measures, Reconciliation, and Discussion."

Management Commentary

"As I look back on our second quarter, I am incredibly proud of our team's execution against our 2024 priorities. Despite increased competition and inconsistent foot traffic, our disciplined strategy has kept revenue steady, and our concerted efforts to strengthen our wholesale strategy are paying off with a 10% increase in Illinois and a substantial 31% growth in Massachusetts," said Andrew Thut, Chief Executive Officer.

"Our Matteson facility in Illinois is now operational with 12,000 square feet of flowering canopy. We are on track to triple this capacity by mid-Q4. The strong demand for our flower, evidenced by substantial pre-sale interest and long-term supply contracts, underscores market confidence in our high-quality products. We anticipate a notable rise in wholesale revenue as we ramp up our harvest schedule starting in early September," Thut noted.

He added, "Since I assumed the role of CEO in January, we have made considerable strides. We completed a strategic reset of our Massachusetts grow facilities, optimizing production capabilities, and successfully launched the Matteson facility. Our wholesale channel has seen a strong resurgence, bolstered by a revitalized marketing strategy and an enhanced product lineup. Additionally, we have improved our retail menus and continue to strengthen our market presence. As we move into the second half of the year, our focus remains on driving innovation and maintaining high standards of quality. We are well-positioned to capitalize on emerging regulatory changes and continue delivering value to our shareholders while offering exceptional products to our customers."

Second Quarter 2024 Company Highlights

Flagship Matteson, Illinois Facility Now Operational: The opening of 4Front's flagship facility in Matteson marks a pivotal milestone in the Company's expansion efforts within a supply-constrained market. With plants now in place, the facility's first harvest is scheduled for September 7th, followed by three additional harvests each month: seven in September, nine in October, twelve in November, and stabilizing at fifteen per month. This scale presents a significant opportunity for 4Front-branded wholesale in an Illinois market with limited cultivation capacity and an increasing number of dispensaries opening monthly.

Retail Expansion Update: The new store in Norridge is now open and positioned for strong performance. It benefits from a prime location in a large market with an attractive demographic, limited competition, ample parking, and advantageous co-tenancy with other high-traffic retailers. The store has been positively received and has demonstrated consistent week-over-week growth in both customer traffic and average basket size.

Wholesale: The Company's focused efforts to establish deep and strategic wholesale channel partnerships have resulted in a 10% increase in wholesale revenue in Illinois and a 31% increase in Massachusetts. This growth has been driven by several factors, including a cross-market initiative to enhance the Mission brand and product assortment by incorporating leading third-party brands, thus increasing the range of products available for wholesale. Additionally, improvements in quality and yields across cultivation facilities have expanded overall flower capacity and production. The strong market demand for the Company's brands and products, particularly in supply-constrained environments like Illinois, has further contributed to this success.

Introduced Crystal Clear Blast to Massachusetts and Illinois Markets: This innovative vape product marks a significant advancement in the Company's commitment to providing top-quality cannabis consumption devices, offering precision control through a unique 'blast' button and consistent delivery via a high-flow atomizer.

Post-Quarter End Developments

Kris Krane, a current director, became Chair of the Board: Mr. Krane, with extensive experience in the cannabis industry, previously served as the Company's President and contributed significantly to its growth. He is a regulatory and business strategist, and a frequent speaker at global cannabis conferences. Over the past two decades, he has worked to advance the cannabis industry, serving in key roles such as Associate Director of NORML, Executive Director of Students for Sensible Drug Policy, and Chair Emeritus of the National Cannabis Industry Association Board of Directors.

Launched New Brand 'Smoke Breaks' in Illinois and Massachusetts: The Company introduced its new brand, Smoke Breaks, in Illinois and Massachusetts. These mini pre-rolls, each weighing 0.35 grams, are designed for convenient and quick respites. Packaged in tins of five pre-rolls, they are available in five strains per state: two Daytime, two Anytime, and one Nighttime. Crafted with unbleached cones, the pre-rolls ensure a natural smoking experience.

Worcester, Massachusetts Cultivation Facility Update: The Worcester cultivation facility generated its first harvest on July 1st following a strategic reset that kept it offline for much of the first and second quarters. With the introduction of new genetics, updated SOPs, and investments in processing, the facility is expected to contribute 350-400 lbs. per month, primarily to the wholesale menu. Among the 33 strains now in focus, test results are averaging 33.5% THC, with peaks reaching 37.7% in the Banana Puddintain strain.

Q2 Financial Overview
Revenue was $18.7 million for Q2 2024, compared to $27.2 million in the corresponding quarter of the previous year and $18.8 for Q1 of 2024.

For the second quarter, Illinois reported total revenue of $8.2 million, slightly down from $8.5 million in Q1. This decrease was primarily influenced by heightened competition and inconsistent in-store traffic. Meanwhile, Massachusetts showed a positive trend, with total revenue increasing to $8.2 million in Q2 from $8.04 million in Q1. This growth was driven by strong wholesale demand, supply chain stability, and an optimized balance of own and third-party brands.

 The company's adjusted EBITDA 1 increased slightly to $2.6 million in the second quarter of 2024, compared to the previous quarter's performance.

[1]Adjusted EBITDA is a non-GAAP measure. See "Note Regarding Non-GAAP Measures, Reconciliation, and Discussion."

As of June 30, 2024, the company had $2.42 million in cash, cash equivalents, and restricted cash. The total debt principal amount as of quarter-end was $67.37 million, with future debt maturities totaling $40.27 million, excluding certain contingent liabilities.

As of June 30, 2024, the Company had 913,923,993 Class A subordinate voting shares and 1,276,208 Class C multiple voting shares outstanding.

Conference Call
The Company will host a conference call and webcast to review its financial and operating results and provide an update on current business trends.

Date:	Wednesday, August 14, 2024

Time:	5:00 p.m. Eastern Time

Webcast:	Register

Dial-in:	1-888-510-2154 (North America Toll-Free)

The conference call will be available for replay by phone until August 28, 2024, at 1-888-660-6345, replay code: 73042#. Additionally, the webcast will be archived for approximately 90 days following the call and can be accessed via 4Front's Investor Relations website. For assistance, please contact IR@4FrontVentures.com.

About 4Front Ventures Corp.

4Front is a national, vertically integrated multi-state cannabis operator with operations in Illinois and Massachusetts and facilities in Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1,800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit https://4frontventures.com/.

4FRONT VENTURES CORP. Consolidated Balance Sheets (unaudited)
(Amounts expressed in thousands of U.S. dollars except for share and per share data)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$ 2,424	$ 3,398
Accounts receivable, net	5,033	3,682
Other receivables	1,603	735
Current portion of lease receivables	4,080	3,990
Inventory	17,563	17,087
Prepaid expenses and other assets	3,559	3,324
Assets held for sale or disposal	1,799	1,696
Total current assets	36,061	33,912
Property, plant, and equipment, net	37,596	36,549
Lease receivables	2,891	3,963
Intangible assets, net	25,831	26,793
Goodwill	41,807	41,807
Right-of-use assets	132,301	118,511
Deposits	2,503	2,419
TOTAL ASSETS	$ 278,990	$ 263,954
LIABILITIES AND SHAREHOLDERS' DEFICIT
LIABILITIES
Current liabilities:
Accounts payable	$ 13,261	$ 11,415
Accrued expenses and other current liabilities	9,961	9,014
Taxes payable	42,090	39,634
Derivative liability	5,478	4,550
Current portion of convertible notes	16,824	15,818
Current portion of lease liability	3,649	1,720
Current portion of notes payable and accrued interest	10,270	9,812
Current liabilities held for sale or disposal	11,927	12,037
Total current liabilities	113,460	104,000
Notes payable and accrued interest from related party	28,939	47,491
Long term notes payable	11,335	11,052
Long term accounts payable	2,477	977
Construction finance liability	16,000	16,000
Deferred tax liability	11,882	11,882
Lease liability	139,435	123,946
TOTAL LIABILITIES	323,528	315,348
SHAREHOLDERS' DEFICIT
Subordinate Voting Shares (no par value, unlimited shares authorized, 915,200,201 and 669,519,349 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively)	337,222	308,952
Additional paid-in capital	68,854	66,948
Accumulated Deficit	(450,722)	(427,402)
Equity attributable to 4Front Ventures Corp.	(44,646)	(51,502)
Non-controlling interest	108	108
TOTAL SHAREHOLDERS' DEFICIT	(44,538)	(51,394)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$ 278,990	$ 263,954

4FRONT VENTURES CORP. Consolidated Statements of Operations (unaudited)
(Amounts expressed in thousands of U.S. dollars except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
REVENUE
Revenue from sale of goods	$ 16,780	$ 24,260	$ 33,713	$ 47,599
Real estate income	1,876	2,915	3,785	5,855
Total revenues	18,656	27,175	37,498	53,454
Cost of goods sold	(11,317)	(12,449)	(22,585)	(25,162)
Gross profit	7,339	14,726	14,913	28,292
OPERATING EXPENSES
Selling, general and administrative expenses	11,085	12,806	22,799	27,016
Depreciation and amortization	644	792	1,275	1,589
Transaction and restructuring related expenses	-	17	-	17
Total operating expenses	11,729	13,615	24,074	28,622
Income (loss) from continuing operations	(4,390)	1,111	(9,161)	(330)
Other income (expense):
Interest income	5	7	10	21
Interest expense	(1,702)	(3,075)	(4,191)	(6,239)
Change in fair value of derivative liability	867	-	1,630	-
Loss on disposal	-	-	(5)	-
Loss on extinguishment of debt	-	-	(11,752)	-
Loss on litigation settlement	-	-	-	(3)
Other	(22)	(1,417)	(121)	(1,567)
Total other expense, net	(852)	(4,485)	(14,429)	(7,788)
Net loss from continuing operations before income taxes	(5,242)	(3,374)	(23,590)	(8,118)
Income tax benefit (expense)	-	(1,951)	-	(5,017)
Net loss from continuing operations	(5,242)	(5,325)	(23,590)	(13,135)
Net income (loss) from discontinued operations, net of taxes	375	(6,139)	270	(9,721)
Net loss	(4,867)	(11,464)	(23,320)	(22,856)
Net income attributable to non-controlling interest	-	5	-	10
Net loss attributable to shareholders	$ (4,867)	$ (11,469)	$ (23,320)	$ (22,866)
Basic and diluted loss per share - continuing operations	$ (0.01)	$ (0.01)	$ (0.03)	$ (0.02)
Basic and diluted loss per share - discontinued operations	$ -	$ (0.01)	$ -	$ (0.02)
Weighted average number of shares outstanding, basic and diluted	913,579,549	646,690,827	872,695,123	644,415,447

Note Regarding Non-GAAP Measures, Reconciliation, and Discussion

In this press release, 4Front refers to certain non-GAAP financial measures. 4Front uses these non-GAAP measures to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes, and to evaluate the Company's financial performance.

As there are no standardized methods of calculating non-GAAP measures, our methods may differ from those used by others, and accordingly, the use of these measures may not be directly comparable to similarly titled measures used by others. Although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for, or more meaningful than, amounts determined in accordance with U.S. GAAP.

4Front uses the non-GAAP measure Adjusted EBITDA which, as defined by the Company, excludes from Net Loss:

•	Interest income and expense, including interest expense related to leases;
•	Current income tax expense;
•	Non-cash depreciation and amortization expense, including amortization of leases;
•	Non-cash share-based compensation expense;
•	Non-cash changes in fair value of derivative liability;
•	Loss on extinguishment of debt; and
•	Loss on disposal of assets and lease terminations.

The closest comparable GAAP measure to Adjusted EBITDA is Net Loss. A reconciliation of Net Loss to Adjusted EBITDA follows.

Reconciliation of Net Loss to Adjusted EBITDA for the three months ended June 30, 2024 and 2023:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss (GAAP)	$ (4,867)	$ (11,464)	$ (23,320)	$ (22,856)
Less: Net (income) loss from discontinued operations, net of taxes	(375)	6,139	(270)	9,721
Net loss from continuing operations	(5,242)	(5,325)	(23,590)	(13,135)
Adjusted for:
Interest income	(5)	(7)	(10)	(21)
Interest expense (1)	5,579	7,365	12,324	14,726
Income tax expense	-	1,951	-	5,017
Depreciation and amortization (2)	2,255	2,470	4,337	4,746
EBITDA Income (Loss) from Continuing Operations (Non-GAAP)	$ 2,587	$ 6,454	$ (6,939)	$ 11,333

Share-based compensation (3)	898	214	1,906	1,234
Change in fair value of derivative liability	(867)	-	(1,630)	-
Loss on extinguishment of debt	-	-	11,752	-
Loss on disposal and lease termination	-	-	5	-
Adjusted EBITDA Income from Continuing	$ 2,618	$ 6,668	$ 5,094	$ 12,567
(Amounts expressed in thousands of U.S. dollars, unless otherwise stated)

(1) For the current period, interest expense includes interest related to leases of $3.9 million and $8.1 million for the three and six months ended June 30, 2024, respectively. Prior year amounts of $4.3 million and $8.5 million for the three and six months ended June 30, 2023, respectively, have been reclassified for consistency with the current year presentation. Non-cash interest expense related to leases was previously presented as a reconciling item from EBITDA from Continuing Operations (Non-GAAP) to Adjusted EBITDA from Continuing Operations (Non-GAAP).
(2) For the current period, depreciation and amortization expense includes amortization related to leases of $0.8 million and $1.7 million for the three and six months ended June 30, 2024. Prior year amounts of $1.0 million and $1.9 million for the three and six months ended June 30, 2023, respectively, have been reclassified for consistency with the current year presentation. Non-cash amortization expense related to leases was previously presented as a reconciling item from EBITDA from Continuing Operations (Non-GAAP) to Adjusted EBITDA from Continuing Operations (Non-GAAP).
(3) Although share-based compensation is an important component of employee and executive compensation, determining the fair value of share-based compensation involves a high degree of judgment and as a result the Company excludes share-based compensation from Adjusted EBITDA because its believes that the expense recorded may bear little resemblance to the actual value realized upon future exercise or termination of any related share-based compensation award.

Forward-Looking Statements

Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed here and elsewhere in 4Front's periodic filings with securities regulators. When used in this news release, words such as "will, could, plan, estimate, expect, intend, may, potential, believe, should," and similar expressions are forward-looking statements.

Forward-looking statements may include, without limitation, statements related to future developments and the business and operations of 4Front, the Company's ability to increase revenue and market share, and other statements regarding future developments of the business. Although 4Front has attempted to identify important factors that could cause actual results, performance, or achievements to differ materially from those contained in the forward-looking statements, there may be other factors that could cause results, performance, or achievements not to be as anticipated, estimated, or intended.

There can be no assurance that forward-looking statements will prove to be accurate or that management's expectations or estimates of future developments, circumstances, or results will materialize. As a result of these risks and uncertainties, the results or events predicted in these forward-looking statements may differ materially from actual results or events. Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements in this news release are made as of the date of this release. 4Front disclaims any intention or obligation to update or revise such information, except as required by applicable law.

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%CIK: 0001783875

For further information: 4Front Investor Contacts: Andrew Thut, Chief Executive Officer, IR@4frontventures.com, 602 428 5337; 4Front Media Contacts: pr@4frontventures.com, 602 428 5337

CO: 4Front Ventures Corp.

CNW 16:05e 14-AUG-24